Exhibit 3.2

Kirk B. Burkley, Esq.
kburkley@bernsteinlaw.com | (412) 456-8108

November 9, 2017

VIA ELECTRONIC MAIL

Protea Biosciences Group, Inc.

Protea Biosciences, Inc.

c/o Christopher P. Schueller, Esquire

Buchanan Ingersoll & Rooney, PC

One Oxford Centre

301 Grant Street, 20th Floor

Pittsburgh, PA 15219-1410

RE: Summit Resources, Inc. / Promissory Note and Loan Agreement Our File Number: 1943-WV001

NOTICE OF EVENT(S) OF DEFAULT AND RESERVATION OF RIGHTS

Dear Chris:

Please allow this correspondence to serve as a follow-up to the Notice of Default served upon Protea Biosciences Group, Inc. and Protea Biosciences, Inc. (together “Protea”) on October 30, 2017 (“October 30th Default Letter”) regarding that certain Promissory Note and Loan Agreement dated October 19, 2017 (the “Loan Agreement”) and related documents (the “Loan Documents”). A copy is enclosed for your convenience.

In addition to the default referenced in the October 30th Default Letter, Protea is in default of several other provisions of the Loan Documents, including, inter alia, Protea is unable to pay its debts as they come due and Protea’s CRO1 projects that Protea will be unable to pay its debts as they come due; there exists a material adverse change in Protea’s financial condition and Summit deems itself insecure, including, but not limited to, the receipt of notice of termination of material contracts; and Protea is attempting to liquidate Summit’s collateral without authorization or remittance to Summit.

Protea should also be aware that pursuant to Paragraph 2(b) of the Loan Agreement it is limited in its ability to enter into any Proposed Transaction without the prior recommendation and approval of the CRO. Protea should proceed with caution when considering selling common stock and/or warrants or issuing unsecured convertible securities. It is clear from the CRO’s reports and financial analysis shared with Summit that Protea is in severe financial distress and, without an infusion of capital in the range of $15,000,000 - $20,000,000, is insolvent and will not be able to survive as a going concern.

1 All capitalized terms not defined herein shall have the meaning ascribed to them in the Loan Documents.

48 14th Street • Suite 301 • Post Office Box 430 • Wheeling, WV 26003-0009

Phone: (412) 456-8100 • Fax (412) 456-8135

www.bernsteinlaw.com

Due to the aforementioned Events of Default, Summit hereby deems the entire balance due to Summit under the Loan Documents immediately due and payable.

Summit hereby reserves all of its rights and remedies under applicable law and the Loan Documents, including, without limitation, the right to call additional defaults under the Loan Documents and to proceed against Protea to recover all amounts due including interest, counsel fees, and costs.

The fact that the Summit has not, or may not, pursue or exercise various rights or remedies under the Loan Documents at any particular time or under any particular circumstances either prior to or after the date hereof in connection with the default of the Protea described above or any other default, shall not be construed as a waiver of any such default, or as a waiver, amendment or modification of any of the rights, remedies, or provisions of the Loan Documents.

Very truly yours,
BERNSTEIN-BURKLEY, P.C.

Kirk B. Burkley, Esq.

KBB/kbb

Encl.

48 14th Street • Suite 301 • Post Office Box 430 • Wheeling, WV 26003-0009

Phone: (412) 456-8100 • Fax (412) 456-8135

www.bernsteinlaw.com

Kirk B. Burkley, Esq.
kburkley@bernsteinlaw.com | (412) 456-8108

October 30, 2017

VIA ELECTRONIC MAIL

Protea Biosciences Group, Inc.
Protea Biosciences, Inc.

c/o Steve Weiss

1311 Pineview Dr.

Morgantown, WV 26506

RE: Summit Resources, Inc. / Promissory Note and Loan Agreement Our File Number: 1943-WV001

NOTICE OF DEFAULT

Dear Steve:

As you know, I represent Summit Resources, Inc. Reference is made to that certain Promissory Note and Loan Agreement dated October 19, 2017 and related documents (the “Loan Documents”). A material requirement of the Loan Documents was the execution by Protea Biosciences Group, Inc. (“Protea Group”) of a stock pledge agreement of the stock Protea Group owns in Protea Biosciences, Inc. (“Protea”) within 5 days of the Loan Agreement.

Protea Group failed to timely sign and deliver the stock pledge agreement. Therefore, we are formally notifying Protea and Protea Group that they are in default of the Loan Documents. Summit reserves all rights and remedies related thereto.

Very truly yours,
BERNSTEIN-BURKLEY, P.C.

/s/ Kirk B. Burkley

Kirk B. Burkley, Esq.

KBB/kbb

48 14th Street • Suite 301 • Post Office Box 430 • Wheeling, WV 26003-0009

Phone: (412) 456-8100 • Fax (412) 456-8135

www.bernsteinlaw.com